EXHIBIT 99


                    PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com

                                  NEWS RELEASE



FOR IMMEDIATE RELEASE            Contact: Mark F. Bradley
---------------------                     President and Chief Executive Officer
August 10, 2006                           (740) 373-3155


                              PEOPLES BANCORP INC.
                         DECLARES THIRD QUARTER DIVIDEND
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         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc.
(NASDAQ: PEBO) today declared a cash dividend of $0.21 per share payable on October 2, 2006, to shareholders of record at September 15, 2006.
         "Peoples Bancorp has a 40-year history of dividend growth for our shareholders," said Mark F. Bradley, President and Chief Executive Officer. "The increased dividends through the third quarter of 2006 reflect our commitment to enhance shareholder return through a greater emphasis on dividends."
         The third quarter dividend reflects a payout of approximately $2.2 million based on 10.6 million shares outstanding at August 10, and reflects a 5% increase over the $0.20 per share dividend paid in the third quarter of 2005. Dividends per share of $0.62 for the first three quarters of 2006 also represent a 5% increase over the $0.59 per share paid for the first three quarters of 2005.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 49 locations and 35 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ Global Select Market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


                                 END OF RELEASE